Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
Banco Bilbao Vizcaya Argentaria, S.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt Convertible into Equity	Series 14 Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities	457(r)	$1,000,000,000	100.000%	$1,000,000,000	$ 153.10 per $1,000,000 (1)	$153,100

	Equity	Ordinary Shares, par value €0.49 per share	457(i)	(2)	(2)	(2)	(3)	(3)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,000,000,000		$153,100

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$153,100

(1)	Determined in accordance with Section 6(b) of the U.S. Securities Act of 1933, as amended (the “Securities Act”).
(2)
Includes an indeterminate number of ordinary shares, par value €0.49 per share, of Banco Bilbao Vizcaya Argentaria, S.A. (the “Common Shares”) issuable upon conversion of the series 14 non-step-up
non-cumulative
contingent convertible perpetual preferred Tier 1 securities (the “Preferred Securities”).

(3)
Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the Common Shares issuable upon conversion of the Preferred Securities because no additional consideration will be received in connection with the conversion of the Preferred Securities.